Exhibit 4.2

ESSEX PORTFOLIO, L.P.

FIRST SUPPLEMENTAL INDENTURE

Dated as of March 14, 2024

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

Trustee

$350,000,000

OF

5.500% SENIOR NOTES DUE 2034

TABLE OF CONTENTS

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THIS FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”) is entered into as of March 14, 2024 among Essex Portfolio, L.P., a California limited partnership (the “Company”), Essex Property Trust, Inc., a Maryland corporation (the “Guarantor” or, in its capacity as the sole general partner of the Company, the “General Partner”), each having its principal office at Essex Portfolio, L.P., 1100 Park Place, Suite 200, San Mateo, California 94403, and U.S. Bank Trust Company, National Association, a national banking association organized under the laws of the United States, as trustee (the “Trustee”).

WITNESSETH:

WHEREAS, the Company has delivered to the Trustee an Indenture, dated as of March 14, 2024 (the “Base Indenture”), providing for the issuance by the Company from time to time of Securities in one or more Series;

WHEREAS, Section 2.2 of the Base Indenture provides for various matters with respect to any Series of Securities issued under the Base Indenture to be established in an indenture supplemental to the Base Indenture;

WHEREAS, each of the Company and the Guarantor desires to execute this First Supplemental Indenture to establish the form and to provide for the issuance of a Series of the Company’s senior notes designated as 5.500% Senior Notes due 2034 (the “Notes”), in an initial aggregate principal amount of $350,000,000;

WHEREAS, the board of directors of the General Partner has duly adopted resolutions authorizing the Company and the Guarantor, as applicable, to execute and deliver this First Supplemental Indenture;

WHEREAS, pursuant to Section 9.1(h) of the Base Indenture, this First Supplemental Indenture is authorized and permitted without the consent of holders; and

WHEREAS, all of the other conditions and requirements necessary to make this First Supplemental Indenture, when duly executed and delivered, a valid and binding agreement in accordance with its terms and for the purposes herein expressed, have been performed and fulfilled.

THEREFORE, for and in consideration of the premises and the purchase of the Series of Securities provided for herein by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of Securities of such Series, as follows:

Article I
RELATION TO BASE INDENTURE; DEFINITIONS

Section 1.1          Relation to Base Indenture.

This First Supplemental Indenture constitutes an integral part of the Base Indenture. Notwithstanding any other provision of this First Supplemental Indenture, all provisions of this First Supplemental Indenture are expressly and solely for the benefit of the Holders of the Notes and any such provisions shall not be deemed to apply to any other Securities issued under the Base Indenture and shall not be deemed to amend, modify or supplement the Base Indenture for any purpose other than with respect to the Notes. Where the provisions of this First Supplemental Indenture conflict with the provisions of the Base Indenture with respect to the terms and conditions of the Notes, the provisions of this First Supplemental Indenture shall apply.

Section 1.2          Definitions.

For all purposes of this First Supplemental Indenture, except as otherwise expressly provided for or unless the context otherwise requires:

(a)        Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Base Indenture; and

(b)        All references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this First Supplemental Indenture as they amend or supplement the Base Indenture, and not the Base Indenture or any other document.

“Acquired Debt” means Debt of a person (i) existing at the time such person becomes a Subsidiary of the Company or (ii) assumed in connection with the acquisition of assets from such person, in each case, other than Debt incurred in connection with, or in contemplation of, such person becoming such a subsidiary or such acquisition. Acquired Debt shall be deemed to be incurred on the date of the related acquisition of assets from any person or the date the acquired person becomes such a Subsidiary, as applicable.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under the Indenture in accordance with Sections 2.3, 2.7 and 6.1 hereof, as part of the same series as the Initial Notes.

“Annual Debt Service Charge” for any period means the maximum amount which is payable during such period for interest on, and original issue discount of, Debt of the Company and its Subsidiaries and the amount of any dividends which are payable during such period in respect of any Disqualified Stock.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Authentication Order” means a Company Order to the Trustee to authenticate and deliver the Notes, signed in the name of the Company by an Officer of the General Partner.

“Clearstream” means Clearstream Banking, Société Anonyme.

“Consolidated Income Available for Debt Service” for any period means Earnings from Operations of the Company and its Subsidiaries plus amounts which have been deducted, and minus amounts which have been added, for the following (without duplication): (i) interest on Debt of the Company and its Subsidiaries, (ii) provision for taxes of the Company and its Subsidiaries based on income, (iii) amortization of debt discount and other deferred financing costs, (iv) provisions for gains and losses on properties and property depreciation and amortization, (v) the effect of any noncash charge resulting from a change in accounting principles in determining Earnings from Operations for such period and (vi) amortization of deferred charges.

“Corporate Trust Office” means the designated office of the Trustee at which at any time its corporate trust business as it relates to this Indenture shall be administered, which office at the date hereof is located at Global Corporate Trust Services, 1 California Street, Suite 1000, San Francisco, California 94111, Attention: David Jason (Essex Portfolio), or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the designated corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Company).

“Debt” means, without duplication, any indebtedness of the Company and its Subsidiaries, whether or not contingent, in respect of (i) borrowed money or evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness for borrowed money secured by any Encumbrance existing on property owned by the Company or any of its Subsidiaries, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued (other than letters of credit issued to provide credit enhancement or support with respect to other indebtedness of the Company or any of its Subsidiaries otherwise reflected as Debt hereunder) or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, or all conditional sale obligations or obligations under any title retention agreement, (iv) the principal amount of all obligations of the Company or any of its Subsidiaries with respect to redemption, repayment or other repurchase of any Disqualified Stock, (v) any lease of property by the Company or any of its Subsidiaries as lessee which is reflected on the consolidated balance sheet of the Company and its Subsidiaries as a financing lease in accordance with GAAP, or (vi) interest rate swaps, caps or similar agreements and foreign exchange contracts, currency swaps or similar agreements, to the extent, in the case of items of indebtedness under (i) through (iii) above, that any such items (other than letters of credit) would appear as a liability on the consolidated balance sheet of the Company and its Subsidiaries in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation by the Company or any of its Subsidiaries to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of another person (other than the Company or any of its Subsidiaries) (it being understood that Debt shall be deemed to be incurred by the Company or any of its Subsidiaries whenever the Company or any of its Subsidiaries shall create, assume, guarantee or otherwise become liable in respect thereof). In the case of items of indebtedness under clause (v) above, “Debt” excludes operating lease liabilities on the Company’s consolidated balance sheet in accordance with GAAP.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 3.2, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes, The Depository Trust Company and any successor thereto.

“Disqualified Stock” means any Capital Stock of the Company or any of its Subsidiaries which by the terms of such Capital Stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than Capital Stock which is redeemable solely in exchange for common stock), (ii) is convertible into or exchangeable or exercisable for Debt or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part (other than Capital Stock which is redeemable solely in exchange for Capital Stock which is not Disqualified Stock), in each case on or prior to the maturity of the Notes.

“DTC” means The Depository Trust Company.

“Earnings from Operations” for any period means net earnings excluding gains and losses on sales of investments, extraordinary items, and property valuation gains and losses, as reflected in the financial statements of the Company and any of its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Encumbrance” means any mortgage, deed of trust, lien, charge, pledge, security interest, security agreement or other encumbrance of any kind.

“Euroclear” means Euroclear S.A./N.V., as operator of the Euroclear system.

“Global Note Legend” means the legend set forth in Section 3.2(f), which is required to be placed on all Global Notes issued under the Indenture.

“Global Notes” means, individually and collectively, each of the Notes deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with the Indenture.

“Indenture” means the Base Indenture, as supplemented by this First Supplemental Indenture, and as further supplemented, amended or restated.

“Indirect Participant” means a person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the $350,000,000 aggregate principal amount of Notes issued under this First Supplemental Indenture on the date hereof.

“interest” means, when used with reference to the Notes, any interest payable under the terms of the Notes.

“Note Guarantee” means the Guarantee by the Guarantor of the Company’s obligations under the Indenture and the Notes, executed pursuant to the provisions of this First Supplemental Indenture.

“Notes” has the meaning assigned to it in the preamble to this First Supplemental Indenture. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under the Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.

“Notice Date” has the meaning assigned to it in the definition of Treasury Rate.

“Par Call Date” means January 1, 2034.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a person who has an account with the Depositary, Euroclear or Clearstream, respectively (and with respect to the Depositary Trust Company, shall include Euroclear and Clearstream).

“Prospectus” means collectively the prospectus supplement dated March 7, 2024 relating to the Notes and the related prospectus dated September 24, 2021, including the documents incorporated or deemed to be incorporated by reference therein.

“Redemption Date” means, with respect to any Note or portion thereof to be redeemed in accordance with the provisions of Section 4.1, the date fixed for such redemption in accordance with the provisions of Section 4.1.

“Remaining Life” means, with respect to any Notes to be redeemed, the remaining term of such Notes, calculated as if the maturity date of such Notes were the Par Call Date.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

“Significant Subsidiary” means any Subsidiary of the Company in which the Company has invested at least $50,000,000 in capital.

“Total Assets” as of any date means the sum of (without duplication) (i) Undepreciated Real Estate Assets and (ii) all other assets (excluding accounts receivable, intangibles and operating lease assets) of the Company and its Subsidiaries, all determined on a consolidated basis in accordance with GAAP.

“Total Unencumbered Assets” means the sum of (without duplication) (i) those Undepreciated Real Estate Assets which are not subject to an Encumbrance securing Debt and (ii) all other assets (excluding accounts receivable, intangibles and unconsolidated equity interests in funds and joint ventures) of the Company and its Subsidiaries not subject to an Encumbrance securing Debt, all determined on a consolidated basis in accordance with GAAP.

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Company in accordance with the following two paragraphs:

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the date the notice of redemption is sent to Holders (the “Notice Date”) based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Notice Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Notice Date.

If on the third business day preceding the Notice Date H.15 is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such Notice Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

“Undepreciated Real Estate Assets” means, as of any date, the cost (original cost plus capital improvements) of real estate assets of the Company and its Subsidiaries on such date, right of use assets associated with financing leases in accordance with GAAP, before depreciation and amortization, all determined on a consolidated basis in accordance with GAAP; provided, however, that Undepreciated Real Estate Assets shall not include right of use assets associated with operating leases in accordance with GAAP.

“Uniform Fraudulent Conveyance Act” means any applicable federal, provincial or state fraudulent conveyance legislation and any successor legislation.

“Uniform Fraudulent Transfer Act” means any applicable federal, provincial or state fraudulent transfer legislation and any successor legislation.

“Unsecured Debt” means Debt of the Company or any of its Subsidiaries which is not secured by an Encumbrance on any property or assets of the Company or any of its Subsidiaries.

Section 1.3          Other Definitions.

TERM	DEFINED IN
SECTION

“Bankruptcy Law”	7.1
“Confidential Datasite”	6.4
“Defaulted Interest”	2.5
“Event of Default”	7.1
“Holders”	2.4
“Interest Payment Date”	2.4
“Paying Agent”	2.10
“Record Date”	2.4
“Redemption Price”	4.1
“Signature Law”	10.4

Article II
TERMS OF THE SECURITIES

Section 2.1          Title of the Securities.

There shall be a Series of Securities designated the “5.500% Senior Notes due 2034.”

Section 2.2          Price.

The Initial Notes shall be issued at a public offering price of 99.752% of the principal amount thereof, other than any offering discounts pursuant to the initial offering and resale of the Notes.

Section 2.3          Limitation on Initial Aggregate Principal Amount; Further Issuances.

The aggregate principal amount of the Notes initially shall be limited to $350,000,000. The Company may, without the consent of the Holders, issue Additional Notes from time to time in the future in an unlimited principal amount, subject to compliance with the terms of Section 6.1 hereto and the Indenture.

Nothing contained in this Section 2.3 or elsewhere in this First Supplemental Indenture, or in the Notes, is intended to or shall limit execution by the Company or authentication or delivery by the Trustee of Notes under the circumstances contemplated by Sections 2.7, 2.8, 2.11, 3.6 or 9.6 of the Base Indenture.

Section 2.4          Interest and Interest Rates; Stated Maturity of Notes.

(a)        The Notes shall bear interest at the rate of 5.500% per year. Interest on the Notes will accrue from March 14, 2024 and will be payable semi-annually in arrears on April 1 and October 1 of each year, commencing on October 1, 2024 (each such date being an “Interest Payment Date”), to the persons in whose names the Notes are registered in the security register (the “Holders”) on the preceding March 15 or September 15, whether or not a Business Day, as the case may be (each such date being a “Record Date”). Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

(b)        If any Interest Payment Date, Stated Maturity or Redemption Date falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date the payment was due and no interest shall accrue on the amount so payable for the period from and after that Interest Payment Date, Stated Maturity or Redemption Date, as the case may be, until the next Business Day.

(c)        The Stated Maturity of the Notes shall be April 1, 2034.

Section 2.5          Method of Payment.

Principal, premium, if any, and interest shall be payable at the Corporate Trust Office of the Trustee. The Company shall pay interest (i) on any Notes in certificated form by check mailed to the address of the Holder entitled thereto; provided, however, that a Holder of any Notes in certificated form in the aggregate principal amount of more than $2,000,000 may specify by written notice to the Company (with a copy to the Trustee) that it pay interest by wire transfer of immediately available funds to the account specified by the Holder in such notice, or (ii) on any Global Note by wire transfer of immediately available funds to the account of the Depositary or its nominee. Any interest on any Note which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date (herein called “Defaulted Interest”) shall forthwith cease to be payable to the Holder registered as such on the relevant Record Date, and such Defaulted Interest shall be paid by the Company, at its election in each case, as provided in clause (a) or (b) below:

(a)        The Company may elect to make payment of any Defaulted Interest to the persons in whose names the Notes are registered at 5:00 p.m., New York City time, on a special record date for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Company shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date of the proposed payment (which shall be not less than twenty-five (25) calendar days after the receipt by the Trustee of such notice, unless the Trustee shall consent to an earlier date), and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit on or prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the persons entitled to such Defaulted Interest as in this clause provided. Thereupon the Company shall fix a special record date for the payment of such Defaulted Interest which shall be not more than fifteen (15) calendar days and not less than ten (10) calendar days prior to the date of the proposed payment, and not less than ten (10) calendar days after the receipt by the Trustee of the written notice of the proposed payment (unless the Trustee shall consent to an earlier date). The Company shall promptly notify the Trustee, in writing, of such special record date and shall cause notice of the proposed payment of such Defaulted Interest and the special record date therefor to be sent, in accordance with the Applicable Procedures, to each Holder at its address as it appears in the register, not less than ten (10) calendar days prior to such special record date. Notice of the proposed payment of such Defaulted Interest and the special record date therefor having been so mailed, such Defaulted Interest shall be paid to the persons in whose names the Notes are registered at 5:00 p.m., New York City time, on such special record date and shall no longer be payable pursuant to the following clause (b) of this Section 2.5.

(b)        The Company may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange or automated quotation system on which the Notes may be listed or designated for issuance, and upon such notice as may be required by such exchange or automated quotation system, if, after notice given by the Company to the Trustee of the proposed payment pursuant to this clause, such manner of payment shall be deemed practicable by the Trustee.

Section 2.6          Currency.

Principal and interest on the Notes shall be payable in U.S. Dollars.

Section 2.7          Additional Notes.

The Company will be entitled, without the consent of any Holders of the Notes, upon delivery of an Officer’s Certificate, Opinion of Counsel and Authentication Order, subject to its compliance with Section 6.1, to issue Additional Notes under the Indenture that will have identical terms to the Initial Notes issued on the date of the Indenture other than with respect to the date of issuance, issue price and, if applicable, the date from which interest on such Additional Notes will begin to accrue and the initial interest payment date; provided, however, that if such Additional Notes will not be fungible with the Initial Notes for U.S. federal income tax or securities law purposes, such Additional Notes will have a separate CUSIP number. Such Additional Notes will rank equally and ratable in right of payment and will be treated as a single series for all purposes under the Indenture, and in circumstances in which this Indenture provides for the Holders of Notes to vote or take any action, the Holders of Initial Notes and the Holders of any such Additional Notes will vote or take the action as a single class.

With respect to any Additional Notes, the Company will set forth in a resolution of the board of directors of the General Partner acting on behalf of the Company and an Officer’s Certificate, a copy of each of which will be delivered to the Trustee, the following information:

(a)        the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to the Indenture; and

(b)        the issue price, the issue date and the CUSIP number of such Additional Notes.

Section 2.8          Redemption.

The Notes may be redeemed at the option of the Company prior to the Stated Maturity as provided in Article IV.

Section 2.9          No Sinking Fund.

The provisions of Article XI of the Base Indenture shall not be applicable to the Notes.

Section 2.10       Registrar and Paying Agent.

The Trustee shall initially serve as Registrar and Paying Agent for the Notes.

Article III
FORM OF THE SECURITIES

Section 3.1          Global Form.

The Notes shall initially be issued in the form of one or more fully registered Global Notes that will be deposited with, or on behalf of the Depositary, and registered in the name of the Depositary or its nominee, as the case may be, subject to Sections 2.7 and 2.14 of the Base Indenture. So long as the Depositary, or its nominee, is the registered owner of the Global Note, the Depositary or its nominee, as the case may be, will be considered the sole Holder of the Notes represented by the Global Note for all purposes under the Indenture.

The Notes shall not be issuable in definitive form except as provided in Section 3.2(a) of this First Supplemental Indenture. The Notes and the Trustee’s certificate of authentication shall be substantially in the form attached as Exhibit A hereto. The Company shall execute and the Trustee shall, in accordance with Section 2.3 of the Base Indenture, authenticate and hold each Global Note as custodian for the Depositary. Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Registrar or the custodian, at the direction of the Trustee. The terms and provisions contained in the form of Note attached as Exhibit A hereto shall constitute, and are hereby expressly made, a part of the Indenture and, to the extent applicable, the Company, the Guarantor and the Trustee, by their execution and delivery of this First Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

Participants of the Depositary shall have no rights either under the Indenture or with respect to the Global Notes. The Depositary or its nominee, as applicable, shall be treated by the Company, the Guarantor, the Trustee and any agent of the Company, the Guarantor or the Trustee as the absolute owner and Holder of such Global Notes for all purposes under the Indenture. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Guarantor or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or its nominee, as applicable, or impair, as between the Depositary and its participants, the operation of customary practices of such Depositary governing the exercise of the rights of an owner of a beneficial interest in the Global Notes.

Section 3.2            Transfer and Exchange.

(a)           Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Company for Definitive Notes if:

(1)        the Company delivers to the Trustee written notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within one hundred and twenty (120) calendar days after the date of such notice from the Depositary; or

(2)        the Company, at its option, determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; or

(3)        upon request from the Depositary if there has occurred and is continuing a Default or Event of Default with respect to the Notes.

Upon the occurrence of any of the preceding events in (1), (2) or (3) above, Definitive Notes shall be issued in registered form in such names as the Depositary in accordance with the Applicable Procedures shall instruct the Trustee, in writing. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.8 and 2.11 of the Base Indenture. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 3.2 or Section 2.8 and 2.11 of the Base Indenture, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 3.2(a); however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 3.2(b) or (c).

(b)         Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of the Indenture and the Applicable Procedures. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1)           Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Global Note may be transferred to persons who take delivery thereof in the form of a beneficial interest in a Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 3.2(b)(1).

(2)           All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 3.2(b)(1) above, any such transfer or exchange must comply with the Applicable Procedures and Section 3.2(c) below if applicable and the transferor of such beneficial interest must deliver to the Registrar either:

both:

(A)          a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(B)           instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

both:

(C)           a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(D)           instructions given by the Depositary to the Registrar containing information regarding the person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (b)(1) above.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this First Supplemental Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 3.2(g).

(c)          Transfer and Exchange of Beneficial Interests in Global Notes for Definitive Notes. If any holder of a beneficial interest in a Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 3.2(b)(2) and written notice to the Trustee, the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 3.2(g) hereof, and the Company will execute and, upon the receipt of an Authentication Order, the Trustee will authenticate and deliver to the person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 3.2(c) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the persons in whose names such Notes are so registered.

(d)          Transfer and Exchange of Definitive Notes for Beneficial Interests in Global Notes. A Holder of a Definitive Note may exchange such Note for a beneficial interest in a Global Note or transfer such Definitive Notes to a person who takes delivery thereof in the form of a beneficial interest in a Global Note at any time. Upon receipt of a written request for such an exchange or transfer, the Trustee will cancel the applicable Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Global Notes. If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to the previous sentence at a time when a Global Note has not yet been issued, the Company will issue and, upon receipt of an Authentication Order in accordance with Section 3.2, the Trustee will authenticate one or more Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e)          Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 3.2(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 3.2(e). A Holder of Definitive Notes may transfer such Notes to a person who takes delivery thereof in the form of a Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Definitive Notes pursuant to the instructions from the Holder thereof.

(f)           Legend. Each Global Note issued under the Indenture, unless specifically stated otherwise in the applicable provisions of the Indenture, will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE FIRST SUPPLEMENTAL INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 3.2 OF THE FIRST SUPPLEMENTAL INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 3.2(a) OF THE FIRST SUPPLEMENTAL INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE BASE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF ESSEX PORTFOLIO, L.P. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(g)          Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.12 of the Base Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h)          General Provisions Relating to Transfers and Exchanges.

(1)          To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order or at the Registrar’s request.

(2)          No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.11 and 9.6 of the Base Indenture and Section 4.3 of this First Supplemental Indenture).

(3)          The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4)          All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under the Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5)          Neither the Registrar nor the Company will be required:

(A)          to issue or register the transfer or exchange of any Note during a period beginning at the opening of business fifteen (15) calendar days before the mailing of a notice of redemption of the Notes selected for redemption under Article IV and ending at the close of business on the day of such mailing;

(B)           to register the transfer or exchange of any Note so selected for redemption, in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C)           to register the transfer of or to exchange a Note between a record date and the next succeeding Interest Payment Date.

(6)          Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company shall deem and treat the person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(7)          The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 3.1 hereof.

(8)          All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 3.2 to effect a registration of transfer or exchange may be submitted by facsimile.

(i)           The transferor shall also provide or cause to be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Code Section 6045. The Trustee may conclusively rely on the information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

(j)           None of the Trustee or any Agent shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(k)          None of the Trustee or any Agent shall have any responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depositary or other person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other person (other than the Depositary) of any notice (including any notice of optional redemption) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Noteholders and all payments to be made to the Noteholders under the Notes shall be given or made only to or upon the order of the registered Noteholders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any such Global Note shall be exercised only through the Depositary subject to the customary procedures of the Depositary. The Trustee may conclusively rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its participants.

Article IV
REDEMPTION

The provisions of Article III of the Base Indenture, as amended by the provisions of this First Supplemental Indenture, shall apply to the Notes.

Section 4.1          Optional Redemption of Notes.

Prior to the Par Call Date, the Company may redeem the Notes at its option for cash, in whole or in part, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) (the “Redemption Price”) equal to the greater of (i) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points less (b) interest accrued to but excluding the Redemption Date; and (ii) 100% of the principal amount of the Notes being redeemed; plus, in either case, accrued and unpaid interest thereon to the Redemption Date. Notwithstanding the foregoing, if the Notes are redeemed on or after the Par Call Date, the Company may redeem the Notes, in whole or in part, for cash, at any time or from time to time, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to the Redemption Date. Notwithstanding the foregoing, if the Redemption Date falls after a Record Date and on or prior to the corresponding Interest Payment Date, the Company will pay the full amount of accrued and unpaid interest, if any (plus additional interest, if applicable), on such Interest Payment Date to the Holder of record at the close of business on the corresponding Record Date (instead of the Holder surrendering its Notes for redemption). The Company shall not redeem the Notes pursuant to this Section 4.1 if on any date the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded or cured on or prior to such date (except in the case of an acceleration resulting from a default by the Company in payment of the Redemption Price with respect to the Notes to be redeemed). The Company’s actions and determinations in determining the Redemption Price shall be conclusive and binding for all purposes, absent manifest error.

Section 4.2          Notice of Optional Redemption, Selection of Notes.

(a)        In case the Company shall desire to exercise the right to redeem all or, as the case may be, any part of the Notes pursuant to Section 4.1, it shall fix a date for redemption and it or, at its written request received by the Trustee not fewer than five (5) Business Days prior (or such shorter period of time as may be acceptable to the Trustee) to the date the notice of redemption is to be sent, the Trustee in the name of and at the expense of the Company, shall mail or cause to be mailed, or sent by electronic transmission (or otherwise transmitted in accordance with the Depositary’s procedures), a notice of such redemption not fewer than ten (10) calendar days but not more than sixty (60) calendar days prior to the Redemption Date to each Holder of Notes to be redeemed at its last address as the same appears on the Register; provided that if the Company makes such request of the Trustee, it shall, together with such request, also give written notice of the Redemption Date to the Trustee, provided further that the text of the notice shall be prepared by the Company, and the Company shall have delivered to the Trustee an Officer’s Certificate requesting that the Trustee give such notice and containing the information to be set forth in such notice. Such mailing shall be by first class mail or by electronic transmission. The notice, if sent in the manner herein provided, shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice. In any case, failure to give such notice by mail or electronic submission or any defect in the notice to the Holder of any Note designated for redemption as a whole or in part shall not affect the validity of the proceedings for the redemption of any other Note.

(b)         Each such notice of redemption shall specify: (i) the aggregate principal amount of Notes to be redeemed, (ii) the CUSIP number or numbers of the Notes being redeemed, (iii) the Redemption Date (which shall be a Business Day), (iv) the Redemption Price at which Notes are to be redeemed, (v) the place or places of payment and that payment will be made upon presentation and surrender of such Notes and (vi) that interest accrued and unpaid to, but excluding, the Redemption Date will be paid as specified in said notice, and that on and after said date interest thereon or on the portion thereof to be redeemed will cease to accrue. If fewer than all the Notes are to be redeemed, the notice of redemption shall identify the Notes to be redeemed (including CUSIP numbers, if any). In case any Note is to be redeemed in part only, the notice of redemption shall state the portion of the principal amount thereof to be redeemed and shall state that, on and after the Redemption Date, upon surrender of such Note, a new Note or Note in principal amount equal to the unredeemed portion thereof will be issued.

(c)         On or prior to the Redemption Date specified in the notice of redemption given as provided in this Section 4.2, the Company will deposit with the Paying Agent (or, if the Company is acting as its own Paying Agent, set aside, segregate and hold in trust as provided in Section 2.5 of the Base Indenture) an amount of money in immediately available funds sufficient to redeem on the Redemption Date all the Notes (or portions thereof) so called for redemption at the appropriate Redemption Price; provided that if such payment is made on the Redemption Date, it must be received by the Paying Agent, by 11:00 a.m., New York City time, on such date. The Company shall be entitled to retain any interest, yield or gain on amounts deposited with the Paying Agent pursuant to this Section 4.2 in excess of amounts required hereunder to pay the Redemption Price (it being acknowledged that the Trustee has no obligation to invest any such deposit).

(d)         If less than all of the outstanding Notes are to be redeemed, the Trustee will select, on a pro rata basis, by lot or such other method it deems fair and appropriate or as required by the Depositary for Global Notes, subject to Applicable Procedures (in the case of Global Notes), the Notes or portions thereof of the Global Notes or the Notes in certificated form to be redeemed (in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof). The Notes (or portions thereof) so selected for redemption shall be deemed duly selected for redemption for all purposes hereof. Without limiting the generality of Section 1.1, this Section 4.2(d) shall replace Section 3.2 of the Base Indenture with respect to the Notes only.

Section 4.3            Payment of Notes Called for Redemption by the Company.

(a)           If notice of redemption has been given as provided in Section 4.2, the Notes or portion of Notes with respect to which such notice has been given shall become due and payable and if the Paying Agent holds funds sufficient to pay the Redemption Price of the Notes on the Redemption Date and at the place or places stated in such notice at the Redemption Price, and unless the Company defaults in the payment of the Redemption Price, then on and after such date (i) such Notes will cease to be outstanding on and after the Redemption Date, (ii) interest will cease to accrue on any Notes called for redemption at the Redemption Date, (iii) on and after the Redemption Date (unless the Company defaults in the payment of the Redemption Price) such Notes shall cease to be entitled to any benefit or security under the Indenture and (iv) the Holders thereof shall have no right in respect of such Notes except the right to receive the Redemption Price thereof. On presentation and surrender of such Notes at a place of payment in said notice specified, the said Notes or the specified portions thereof shall be paid and redeemed by the Company at the Redemption Price, together with interest accrued thereon to, but excluding, the Redemption Date. Such will be the case whether or not book-entry transfer of the Notes in book-entry form is made and whether or not the Notes in certificated form, together with necessary endorsements, are delivered to the Paying Agent; provided, however, if the Redemption Date falls after a Record Date and on or prior to the corresponding Interest Payment Date, the Company will pay the full amount of accrued and unpaid interest and premium, if any, due on such Interest Payment Date to the Holder of record at the close of business on the corresponding Record Date.

(b)          Upon presentation of any Note redeemed in part only, the Company shall execute and, upon receipt of a Company Order, the Trustee shall authenticate and make available for delivery to the Holder thereof, at the expense of the Company, a new Note or Notes, of authorized denominations, in principal amount equal to the unredeemed portion of the Notes so presented.

Article V
GUARANTEE

Sections 5.1, 5.2 and 5.3 hereof shall replace Sections 12.1, 12.2 and 12.3 of the Base Indenture with respect to the Notes and the Note Guarantee.

Section 5.1            Note Guarantee.

(a)           By its execution hereof, the Guarantor acknowledges and agrees that it receives substantial benefits from the Company and that the Guarantor is providing its Guarantee for good and valuable consideration, including, without limitation, such substantial benefits. Accordingly, subject to the provisions of this Article 5, the Guarantor hereby fully and unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, that:

(1)          The principal of (including the Redemption Price upon redemption pursuant to Article 4 hereof), premium, if any, and interest, if any, on the Notes shall be duly and punctually paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium on, if any, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Company under the Indenture or the Notes, and interest, if any, on, the Notes, if lawful, and all other obligations of the Company to the Holders or the Trustee under the Indenture or the Notes (including fees, expenses and other obligations) shall be promptly paid in full or performed, all in accordance with the terms under the Indenture or the Notes; and

(2)          in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration, call for redemption or otherwise (collectively, the “Guarantee Obligations”).

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantor will be obligated to pay the same immediately. The Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b)          The Guarantor hereby agrees that its obligations under the Indenture and the Notes are full and unconditional, irrespective of the validity, regularity or enforceability of the Indenture or the Notes, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions of the Indenture or the Notes, the entry of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of the Guarantor. The Guarantor hereby agrees that in the event of a default in payment of the principal of or interest on the Notes entitled to the Guarantee, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise, legal proceedings may be instituted by the Trustee on behalf of the Holders or, subject to Section 6.7 of the Base Indenture, by the Holders, on the terms and conditions set forth in the Indenture, directly against the Guarantor to enforce the Guarantee without first proceeding against the Company. The Guarantor hereby (i) waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever, (ii) acknowledges that any agreement, instrument or document evidencing the Guarantee may be transferred and that the benefit of its obligations hereunder shall extend to each holder of any agreement, instrument or document evidencing the Guarantee without notice to it and (iii) covenants that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Indenture and the Notes.

(c)          If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantor or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantor, any amount paid by either the Company or the Guarantor to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(d)          The Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. The Guarantor further agrees that, as between the Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VII for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article VII, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purpose of this Note Guarantee.

Section 5.2          Execution and Delivery of Note Guarantee.

To evidence its Note Guarantee set forth in Section 5.1, the Guarantor hereby agrees that this First Supplemental Indenture will be executed on its behalf by one of its Officers. If an Officer of the Guarantor whose signature is on this First Supplemental Indenture no longer holds that office at the time the Trustee authenticates the Note on which the Note Guarantee of the Guarantor is endorsed, such Note Guarantee will be valid nevertheless. The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Note Guarantee set forth in this First Supplemental Indenture on behalf of the Guarantor.

Section 5.3          Limitation of Guarantor’s Liability.

The Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of the Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to the Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantor hereby irrevocably agree that the obligations of the Guarantor will be limited to the maximum amount that will not, after giving effect to all other contingent and fixed liabilities of the Guarantor that are relevant under such laws, result in the obligations of the Guarantor under its Note Guarantee constituting a fraudulent transfer or conveyance.

Section 5.4          Application of Certain Terms and Provisions to the Guarantor.

(a)         For purposes of any provision of the Indenture which provides for the delivery by the Guarantor of an Officer’s Certificate and/or an Opinion of Counsel, the definitions of such terms in Section 1.2 shall apply to the Guarantor as if references therein to the Company were references to the Guarantor.

(b)         Any notice or demand which by any provision of the Indenture is required or permitted to be given or served by the Trustee or by the Holders of Notes to or on the Guarantor may be given or served as described in Section 10.2 of the Base Indenture as if references therein to the Company were references to the Guarantor.

(c)         Upon any demand, request or application by the Guarantor to the Trustee to take any action under the Indenture, the Guarantor shall furnish to the Trustee such Officer’s Certificate and Opinion of Counsel as are required in Section 10.1 as if all references therein to the Company were references to the Guarantor.

Article VI
ADDITIONAL COVENANTS

The covenants set forth in Sections 4.1, 4.3 and 4.4 of the Base Indenture and the following additional covenants shall apply with respect to the Notes so long as any of the Notes remain outstanding:

Section 6.1          Limitations on Incurrence of Debt.

(a)         Limitation on Total Outstanding Debt. The Company will not, and will not cause or permit any of its Subsidiaries to, incur any Debt (including, without limitation, Acquired Debt) if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds therefrom on a pro forma basis, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) is greater than sixty five percent (65%) of the sum of (without duplication) (i) the Total Assets as of the last day of the then most recently ended fiscal quarter for which financial statements are available and (ii) the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt) in each case, by the Company or any of its Subsidiaries since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional Debt, determined on a consolidated basis in accordance with GAAP.

(b)         Limitation on Secured Debt. The Company will not, and will not cause or permit any of its Subsidiaries to, incur any Debt (including, without limitation, Acquired Debt) secured by any Encumbrance on any property or assets of the Company or any of its Subsidiaries, whether owned on the date of this Indenture or thereafter acquired, if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds therefrom on a pro forma basis, the aggregate principal amount (determined on a consolidated basis in accordance with GAAP) of all outstanding Debt of the Company and its Subsidiaries which is secured by any Encumbrance on any property or assets of the Company or any of its Subsidiaries is greater than 40% of the sum of (without duplication) (i) the Total Assets as of the last day of the then most recently ended fiscal quarter for which financial statements are available and (ii) the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), in each case, by the Company or any of its Subsidiaries since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional Debt, determined on a consolidated basis in accordance with GAAP.

(c)           Ratio of Consolidated Income Available for Debt Service to the Annual Debt Service Charge. The Company will not, and will not cause or permit any of its Subsidiaries to, incur any Debt (including, without limitation, Acquired Debt) if the ratio of Consolidated Income Available for Debt Service to the Annual Debt Service Charge for the period consisting of the four consecutive fiscal quarters most recently ended for which financial statements are available prior to the date on which such additional Debt is to be incurred shall have been less than 1.5:1.0 on a pro forma basis after giving effect to the incurrence of such Debt and the application of the proceeds therefrom, and calculated on the assumption that:

(1)          such Debt and any other Debt (including, without limitation, Acquired Debt) incurred by the Company or any of its Subsidiaries since the first day of such four quarter period had been incurred, and the application of the proceeds therefrom (including to repay or retire other Debt) had occurred, on the first day of such period;

(2)          the repayment or retirement of any other Debt of the Company or any of its Subsidiaries since the first day of such four quarter period had occurred on the first day of such period (except that, in making such computation, the amount of Debt under any revolving credit facility, line of credit or similar facility shall be computed based upon the average daily balance of such Debt during such period); and

(3)          in the case of any acquisition or disposition by the Company or any of its Subsidiaries of any asset or group of assets, in any such case with a fair market value (determined in good faith by the Guarantor’s Board of Directors) in excess of $1,000,000, since the first day of such four quarter period, whether by merger, stock purchase or sale or asset purchase or sale or otherwise, such acquisition or disposition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

(d)          If the Debt giving rise to the need to make the foregoing calculation described in this Section 6.1 or any other Debt incurred after the first day of the relevant four quarter period bears interest at a floating rate then, for purposes of calculating the Annual Debt Service Charge, the interest rate on such Debt shall be computed on a pro forma basis as if the average rate which would have been in effect during such entire four quarter period had been the applicable rate for such entire such period.

(e)          Maintenance of Total Unencumbered Assets. The Company, together with its Subsidiaries, will have at all times Total Unencumbered Assets of not less than one hundred and fifty percent (150%) of the aggregate principal amount of all outstanding Unsecured Debt of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

Section 6.2            Existence.

Subject to Section 6.3, each of the Company and the Guarantor will do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory); provided that neither the Company nor the Guarantor shall be required to preserve any right if the Company or the Guarantor, as applicable, shall determine that (i) the preservation thereof is no longer desirable in the conduct of the business of the Company or the Guarantor, as applicable, and (ii) that the loss thereof is not disadvantageous in any material respect to the Holders.

Section 6.3            Merger, Consolidation or Sale.

The Company and Guarantor may consolidate with, or sell, lease or convey all or substantially all of the Company’s or the Guarantor’s assets to, or merge with or into, any other entity, provided that the following conditions are met:

(a)           the Company or the Guarantor, as the case may be, shall be the continuing entity, or the successor entity (if other than the Company or the Guarantor, as the case may be) formed by or resulting from any consolidation or merger or which shall be organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and (i) in the case of the Company, shall expressly assume payment of the principal of and interest on all of the Notes and the due and punctual performance and observance of all of the covenants and conditions in the Indenture and (ii) in the case of the Guarantor, shall expressly assume the obligations of the Guarantor under the Note Guarantee and the due and punctual performance and observance of all of the covenants and conditions in the Indenture

(b)          immediately after giving effect to the transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and

(c)          an Officer’s Certificate and an Opinion of Counsel stating that the proposed transaction complies with the foregoing conditions of this Section 6.3 and the Indenture, and that the proposed transaction and any supplemental indenture comply with the Indenture, shall be delivered to the Trustee.

In the event of any transaction described in and complying with the conditions listed in this Section 6.3 in which the Company or the Guarantor, as the case may be, is not the continuing entity, the successor person formed or remaining shall succeed, and be substituted for, and may exercise every right and power of the Company or the Guarantor, as the case may be, and the Company or the Guarantor shall be discharged from its obligations under the Notes and the Indenture and, in the case of the Guarantor, the Note Guarantee. Without limiting the generality of Section 1.1, this Section 6.3 shall replace Article V of the Base Indenture with respect to the Notes only.

Section 6.4            Provision of Financial Information.

(a)           Whether or not subject to Section 13 or 15(d) of the Exchange Act and for so long as any Notes are outstanding within fifteen (15) calendar days of the date on which such filing is made with the SEC (or would have been required to have been made with the SEC), each of the Company and Guarantor will furnish to the Trustee:

(1)          all quarterly and annual reports that are or would be required to be filed by them with the SEC on Forms 10-Q and 10-K; and

(2)          all current reports that are or would be required to be filed by them with the SEC on Form 8-K.

(b)          Notwithstanding the foregoing, during any period in which the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company may satisfy its obligation to furnish the reports described above by furnishing reports for the Guarantor.

(c)           Each of the Company and the Guarantor shall comply with the provisions of Section 314(a)(1) of the TIA.

(d)          Reports and other documents filed by the Company with the SEC and publicly available via the EDGAR system, a publicly available website or IntraLinks or any comparable password protected online data system requiring user identification and a confidentiality acknowledgement (a “Confidential Datasite”) will be deemed to be delivered to be delivered to the Trustee as of the time such filing is publicly available via EDGAR, such publicly available website or such Confidential Datasite for purposes of this covenant; provided, however, that the Trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed pursuant to the EDGAR system (or its successor). Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s or the Guarantor’s compliance with any of its covenants under the Indenture (as to which the Trustee is entitled to rely exclusively on Officer’s Certificate).

Section 6.5            Insurance.

The Company will, and will cause each of its Subsidiaries to, maintain insurance with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by persons engaged in similar businesses or as may be required by applicable law.

Article VII
DEFAULTS AND REMEDIES

Sections 7.1 and 7.2 hereof shall replace Sections 6.1 and 6.2 of the Base Indenture with respect to the Notes only.

Section 7.1            Events of Default.

“Event of Default,” wherever used herein or in the Base Indenture with respect to the Notes, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)          default for thirty (30) calendar days in the payment of any installment of interest under the Notes;

(b)          default in the payment of the principal amount or Redemption Price due with respect to the Notes, when the same becomes due and payable; provided, however, that a valid extension of the Stated Maturity of the Notes in accordance with the terms of the Indenture shall not constitute a default in the payment of principal;

(c)          failure by the Company or the Guarantor to comply with any of the Company’s or the Guarantor’s respective other agreements in the Notes or the Indenture with respect to the Notes upon receipt by the Company or the Guarantor of notice of such default by the Trustee or by Holders of not less than 25% in aggregate principal amount of the Notes (which notice shall also be delivered to the Trustee if given by the Holders) then outstanding and the Company’s or the Guarantor’s failure to cure (or obtain a waiver of) such default within sixty (60) calendar days after it receives such notice;

(d)          failure to pay any recourse indebtedness for monies borrowed (or guarantees in respect thereof) by the Company or the Guarantor in an outstanding principal amount in excess of $50,000,000 at final maturity or upon acceleration after the expiration of any applicable grace period, which recourse indebtedness (including any guarantee thereof) is, or has become, a primary obligation of the Company or the Guarantor and is not discharged, or such default in payment or acceleration is not cured or rescinded, within thirty (30) calendar days after written notice to the Company from the Trustee (or to the Company and the Trustee from Holders of at least twenty five percent (25%) in principal amount of the outstanding Notes); or

(e)           the Company, the Guarantor or any of their respective Significant Subsidiaries pursuant to or under or within meaning of any Bankruptcy Law:

(1)           commences a voluntary case or proceeding seeking liquidation, reorganization or other relief with respect to the Company, the Guarantor or any such Significant Subsidiary or its debts or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company, the Guarantor or any such Significant Subsidiary or any substantial part of the property of the Company, the Guarantor or any such Significant Subsidiary; or

(2)           consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against the Company, the Guarantor or any such Significant Subsidiary; or

(3)           consents to the appointment of a custodian of it or for all or substantially of its property; or

(4)           makes a general assignment for the benefit of creditors; or

(f)           an involuntary case or other proceeding shall be commenced against the Company, the Guarantor or any of their respective Significant Subsidiaries seeking liquidation, reorganization or other relief with respect to the Company, the Guarantor or any such Significant Subsidiary or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company, the Guarantor or any such Significant Subsidiary or any substantial part of the property of the Company, the Guarantor or any such Significant Subsidiary, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) calendar days; or

(g)          a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(1)           is for relief against the Company, the Guarantor or a Significant Subsidiary in an involuntary case or proceeding;

(2)           appoints a trustee, receiver, liquidator, custodian or other similar official of the Company, the Guarantor or a Significant Subsidiary or any substantial part of the property of the Company, the Guarantor or a Significant Subsidiary; or

(3)           orders the liquidation of the Company, the Guarantor or a Significant Subsidiary, in each case in this clause (g), the order or decree remains unstayed and in effect for sixty (60) calendar days.

The term “Bankruptcy Law” means title 11, U.S. Code or any similar Federal or State law for the relief of debtors. Without limiting the generality of Section 1.1, this Section 7.1 shall replace Section 6.1 of the Base Indenture with respect to the Notes only.

Section 7.2            Acceleration of Maturity; Rescission and Annulment.

If an Event of Default with respect to the Notes occurs and is continuing (other than an Event of Default referred to in Sections 7.1(e), 7.1(f) or 7.1(g), which shall result in an automatic acceleration), then in every such case, the Trustee or the Holders of not less than 25% in principal amount of the outstanding Notes may declare the principal amount of, premium, if any, and accrued and unpaid interest, if any, on all of the outstanding Notes to be due and payable immediately, by a written notice thereof to the Company and the General Partner (and to the Trustee if given by Holders), and upon any such declaration such principal amount (or specified amount) of, premium, if any, and accrued and unpaid interest, if any, shall become immediately due and payable. If an Event of Default specified in Sections 7.1(e), 7.1(f) or 7.1(g) shall occur, the principal amount (or specified amount) of, premium, if any, and accrued and unpaid interest, if any, on all outstanding Notes shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

At any time after the principal amount of and premium, if any, and interest on the Notes shall have been so declared due and payable, and before any judgment or decree for the payment of the monies due shall have been obtained or entered as hereinafter provided, Holders of a majority in aggregate principal amount of the Notes then outstanding on behalf of the Holders of all of the Notes then outstanding, by written notice to the Company and to the Trustee, may rescind and annul such declaration and its consequences, if: (a) the Company or the Guarantor has deposited with the Trustee all required payments of the principal of, and premium, if any, and interest on, the Notes, plus the reasonable compensation and reimbursement for the Trustee’s expenses, disbursements and advances pursuant to Section 7.7 of the Base Indenture; and (b) all Events of Default, other than the non-payment of accelerated principal of (or specified portion thereof), or premium, if any, and interest on, the Notes that have become due solely because of such acceleration, have been cured or waived, subject in all respects to Section 6.13 of the Base Indenture. No such rescission and annulment shall extend to or shall affect any subsequent Default or Event of Default, or shall impair any right consequent thereon.

The Company shall notify, in writing, a Responsible Officer of the Trustee, promptly upon becoming aware thereof, of any Event of Default, in an Officer’s Certificate specifying with particularity such default or Event of Default and further stating what action the Company has taken, is taking or proposes to take with respect thereto.

Without limiting the generality of Section 1.1, this Section 7.2 shall replace Section 6.2 of the Base Indenture with respect to the Notes only.

Article VIII
AMENDMENTS AND WAIVERS

Without limiting the generality of Section 1.1, Sections 8.1 and 8.2 hereof shall replace Sections 9.1 and 9.2, respectively, of the Base Indenture with respect to the Notes only.

Section 8.1            Without Consent of Holders.

The Company, when authorized by resolutions of the board of directors of the General Partner, and the Trustee may, from time to time and at any time, enter into an indenture or indentures supplemental without the consent of any Holder of the Notes hereto for one or more of the following purposes:

(a)           to cure any ambiguity, defect or inconsistency in the Indenture; provided that this action shall not adversely affect the interests of the Holders of the Notes in any material respect;

(b)          to comply with Article V of the Base Indenture;

(c)           to provide for uncertificated Notes in addition to or in place of certificated Notes;

(d)          to add guarantors with respect to the Notes or secure the Notes;

(e)          to evidence a successor to the Company as obligor or to any Guarantor as guarantor under the Indenture with respect to the Notes;

(f)           to surrender any of the Company’s or the Guarantor’s rights or powers under the Indenture;

(g)          to add covenants or events of default for the benefit of the Holders of the Notes;

(h)          to comply with the applicable procedures of the Depositary;

(i)            to amend or supplement any provisions of the Indenture; provided that no amendment or supplement shall adversely affect the interests of the Holders of any Notes then outstanding in any material respect;

(j)           to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture, or change any of the provisions of the Indenture as may be necessary to provide for the acceptance of appointment of a successor Trustee or facilitate the administration of the trusts hereunder by a successor Trustee;

(k)           to supplement any provisions of this Indenture to the extent necessary to permit or facilitate defeasance and discharge of the Notes; provided that this action shall not adversely affect the interests of the Holders of the Notes in any material respect;

(l)            to effect the appointment of a successor Trustee with respect to the Notes and to add to or change any of the provisions of the Indenture to provide for or facilitate administration by more than one Trustee;

(m)          to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA;

(n)          to reflect the release of the Guarantor as guarantor, in accordance with the provisions of the Indenture; and

(o)          to conform the text of the Indenture, the Guarantee or the Notes to any provision of the description thereof set forth in the Prospectus to the extent that such provision in the Prospectus was intended to be a verbatim recitation of a provision of the Indenture, such Note Guarantee or the Notes (as certified in an Officer’s Certificate).

Upon the written request of the Company, accompanied by a copy of the resolutions of the board of directors of the General Partner certified by the corresponding Secretary or Assistant Secretary, authorizing the execution of any supplemental indenture, the Trustee is hereby authorized to join with the Company and the Guarantor in the execution of any such supplemental indenture, to make any further appropriate agreements and stipulations that may be therein contained and to accept the conveyance, transfer and assignment of any property thereunder, but the Trustee shall not be obligated to, but may in its discretion, enter into any supplemental indenture that affects the Trustee’s own rights, duties or immunities under the Indenture or otherwise.

Any supplemental indenture authorized by the provisions of this Section 8.1 may be executed by the Company, the Guarantor and the Trustee without the consent of the Holders of any of the Notes at the time outstanding, notwithstanding any of the provisions of Section 8.2.

Section 8.2            With Consent of Holders.

With the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, the Company, the Guarantor and the Trustee may, from time to time and at any time, enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or any supplemental indenture or modifying in any manner the rights of the Holders of the Notes; provided that no such supplemental indenture shall, without the consent of each Holder of the Notes so affected:

(a)           change the Stated Maturity of the principal of or any installment of interest on the Notes, reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, the Notes, or adversely affect any right of repayment of the Holders of the Notes, change the place of payment, or the coin or currency, for payment of principal of or interest on any Note or impair the right to institute suit for the enforcement of any payment on or with respect to the Notes;

(b)          reduce the percentage in principal amount of the outstanding Notes necessary to modify or amend this Indenture, to waive compliance with certain provisions of this Indenture or certain defaults and their consequences provided in this Indenture, or to reduce the requirements of quorum or change voting requirements set forth in this Indenture;

(c)          modify or affect in any manner adverse to the Holders the terms and conditions of the obligations of the Company or the Guarantor in respect of the due and punctual payments of principal and interest; or

(d)          modify any of Section 8.1, this Section 8.2, Section 6.8 of the Base Indenture or Section 6.13 of the Base Indenture or any of the requirements for waiver of certain past Defaults or amendment or waiver of certain covenants, except to increase the required percentage to effect the action or to provide that certain other provisions may not be modified or waived without the consent of the Holders of the Notes.

Upon the written request of the Company, accompanied by a copy of the resolutions of the board of directors of the General Partner certified by the corresponding Secretary or Assistant Secretary, authorizing the execution of any such supplemental indenture, and upon the filing with the Trustee of evidence of the consent of Holders as aforesaid, the Trustee shall join with the Company and the Guarantor in the execution of such supplemental indenture unless such supplemental indenture affects the Trustee’s own rights, duties or immunities under the Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such supplemental indenture. In executing or accepting the additional trusts created by, any supplemental indenture permitted by this Article or the modification thereby of the trusts created by the Indenture, the Trustee shall receive, and shall be fully protected in conclusively relying upon, an Opinion of Counsel or an Officer’s Certificate or both, delivered prior to entering into any supplemental indenture pursuant to this Article 8, stating that the execution of such supplemental indenture is authorized or permitted by the Indenture, that all conditions precedent to the execution of such supplemental indenture have been complied with, and that the supplemental indenture is a legal, valid and binding obligation of the Company and the Guarantor, as applicable, enforceable against it in accordance with its terms.

It shall not be necessary for the consent of the Holders under this Section 8.2 to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such consent shall approve the substance thereof.

Article IX
MEETINGS OF HOLDERS OF NOTES

Section 9.1          Purposes for Which Meetings May Be Called.

A meeting of Holders may be called at any time and from time to time pursuant to this Article IX to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other act provided by the Indenture to be made, given or taken by Holders.

Section 9.2          Call, Notice and Place of Meetings.

(a)         The Trustee may at any time call a meeting of Holders for any purpose specified in Section 9.1, to be held at such time and at such place in The City of New York, New York as the Trustee shall determine. Notice of every meeting of Holders, setting forth the time and the place of such meeting and in general terms the action proposed to be taken at such meeting, shall be given, in the manner provided in Section 10.2 of the Base Indenture, not less than twenty-one (21) nor more than one hundred and eighty (180) calendar days prior to the date fixed for the meeting.

(b)         In case at any time the Company, the Guarantor or the Holders of at least 10% in principal amount of the outstanding Notes shall have requested the Trustee to call a meeting of the Holders for any purpose specified in Section 9.1, by written request setting forth in reasonable detail the action proposed to be taken at the meeting, and the Trustee shall not have mailed notice of or made the first publication of the notice of such meeting within twenty-one (21) calendar days after receipt of such request or shall not thereafter proceed to cause the meeting to be held as provided herein, then the Company, the Guarantor, if applicable, or the Holders in the amount above specified, as the case may be, may determine the time and the place in the City of New York, New York, for such meeting and may call such meeting for such purposes by giving notice thereof as provided in clause (a) of this Section 9.2.

Section 9.3          Persons Entitled to Vote at Meetings.

To be entitled to vote at any meeting of Holders, a person shall be (a) a Holder of one or more outstanding Notes, or (b) a person appointed by an instrument in writing as proxy for a Holder or Holders of one or more outstanding Notes by such Holder or Holders; provided, that none of the Company, any other obligor upon the Notes or any Affiliate of the Company shall be entitled to vote at any meeting of Holders or be counted for purposes of determining a quorum at any such meeting in respect of any Notes owned by such persons. The only persons who shall be entitled to be present or to speak at any meeting of Holders shall be the persons entitled to vote at such meeting and their counsel, any representatives of the Trustee and its counsel, any representatives of any Guarantor and its counsel and any representatives of the Company and its counsel.

Section 9.4          Quorum; Action.

The persons entitled to vote a majority in principal amount of the outstanding Notes shall constitute a quorum for a meeting of Holders; provided, however, that if any action is to be taken at the meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the outstanding Notes, the persons holding or representing the specified percentage in principal amount of the outstanding Notes will constitute a quorum. In the absence of a quorum within thirty (30) minutes after the time appointed for any such meeting, the meeting shall, if convened at the request of Holders, be dissolved. In any other case the meeting may be adjourned for a period of not less than ten (10) calendar days as determined by the chairman of the meeting prior to the adjournment of such meeting. In the absence of a quorum at any such adjourned meeting, such adjourned meeting may be further adjourned for a period of not less than ten (10) calendar days as determined by the chairman of the meeting prior to the adjournment of such adjourned meeting. Notice of the reconvening of any adjourned meeting shall be given as provided in Section 9.2, except that such notice need be given only once not less than five (5) days prior to the date on which the meeting is scheduled to be reconvened. Notice of the reconvening of an adjourned meeting shall state expressly the percentage, as provided above, of the principal amount of the outstanding Notes which shall constitute a quorum.

Except as limited by the proviso to Section 8.2, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present as aforesaid may be adopted only by the affirmative vote of the Holders of a majority in principal amount of the outstanding Notes; provided, however, that, except as limited by the proviso to Section 8.2, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which the Indenture expressly provides may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the outstanding Notes may be adopted at a meeting or an adjourned meeting duly reconvened and at which a quorum is present as aforesaid by the affirmative vote of the Holders of such specified percentage in principal amount of the outstanding Notes. Any such resolution passed or decision taken at any meeting of Holders duly held in accordance with this Section 9.4 shall be binding on all the Holders, whether or not such Holders were present or represented at the meeting.

Section 9.5          Determination of Voting Rights; Conduct and Adjournment of Meetings.

(a)         Notwithstanding any other provisions of the Indenture, the Trustee may make such reasonable regulations as it may deem advisable for any meeting of Holders in regard to proof of the holding of Notes and of the appointment of proxies and in regard to the appointment and duties of inspectors of votes, the submission and examination of proxies, certificates and other evidence of the right to vote, and such other matters concerning the conduct of the meeting as it shall deem appropriate.

(b)         The Trustee shall, by an instrument in writing, appoint a temporary chairman of the meeting, unless the meeting shall have been called by the Company or by Holders as provided in Section 9.2(b), in which case the Company, the Guarantor or the Holders calling the meeting, as the case may be, shall in like manner appoint a temporary chairman. A permanent chairman and a permanent secretary of the meeting shall be elected by vote of the persons entitled to vote a majority in principal amount of the outstanding Notes of such series represented at the meeting.

(c)         At any meeting, each Holder or proxy shall be entitled to one vote for each $1,000 principal amount of Notes held or represented by him; provided, however, that no vote shall be cast or counted at any meeting in respect of any Note challenged as not outstanding and ruled by the chairman of the meeting to be not outstanding. The chairman of the meeting shall have no right to vote, except as a Holder or proxy.

(d)         Any meeting of Holders duly called pursuant to Section 9.2 at which a quorum is present may be adjourned from time to time by persons entitled to vote a majority in principal amount of the outstanding Notes represented at the meeting; and the meeting may be held as so adjourned without further notice.

Section 9.6          Counting Votes and Recording Action of Meetings.

The vote upon any resolution submitted to any meeting of Holders shall be by written ballots on which shall be subscribed the signatures of the Holders or of their representatives by proxy and the principal amounts and serial numbers of the outstanding Notes held or represented by them. The permanent chairman of the meeting shall appoint two inspectors of votes who shall count all votes cast at the meeting for or against any resolution and who shall make and file with the secretary of the meeting their verified written reports in triplicate of all votes cast at the meeting. A record, at least in triplicate, of the proceedings of each meeting of Holders shall be prepared by the secretary of the meeting and there shall be attached to said record the original reports of the inspectors of votes on any vote by ballot taken thereat and affidavits by one or more persons having knowledge of the facts setting forth a copy of the notice of the meeting and showing that said notice was given as provided in Section 9.2 and, if applicable, Section 9.4. Each copy shall be signed and verified by the affidavits of the permanent chairman and secretary of the meeting and one such copy shall be delivered to the Company and the Guarantor, and another to the Trustee to be preserved by the Trustee, the latter to have attached thereto the ballots voted at the meeting. Any record so signed and verified shall be conclusive evidence of the matters therein stated.

Article X
MISCELLANEOUS

Section 10.1       No Recourse Against Others.

Without limiting the generality of Section 1.1, this Section 10.1 shall replace Section 10.8 of the Base Indenture with respect to the Notes only.

Except as otherwise expressly provided in Article V of this First Supplemental Indenture, no recourse for the payment of the principal of (including the Redemption Price upon redemption pursuant to Article IV) or premium, if any, or interest on any Note or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in this First Supplemental Indenture or in any Note, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, partner, member, manager, employee, agent, officer, director or Subsidiary, as such, past, present or future, of the Guarantor, the Company or any of the Company’s Subsidiaries or of any successor thereto, either directly or through the Guarantor, the Company or any of the Company’s Subsidiaries or any successor thereto, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as a consideration for, the execution of this First Supplemental Indenture and the issue of the Notes.

Section 10.2       Trust Indenture Act Controls.

If any provision of this First Supplemental Indenture limits, qualifies, or conflicts with another provision which is required or deemed to be included in this First Supplemental Indenture by the TIA, such required or deemed provision shall control.

Section 10.3       Governing Law.

THIS FIRST SUPPLEMENTAL INDENTURE AND THE NOTES, INCLUDING ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THE BASE INDENTURE, FIRST SUPPLEMENTAL INDENTURE OR THE NOTES, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 10.4       Counterparts.

This First Supplemental Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes. The words “execution,” “signed,” “signature,” and words of like import in this First Supplemental Indenture shall include images of manually executed signatures transmitted by facsimile, email or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code. Without limitation to the foregoing, and anything in this First Supplemental Indenture to the contrary notwithstanding, (a) any Officer’s Certificate, Company Order, Opinion of Counsel, Note, Note Guarantee, opinion of counsel, instrument, agreement or other document delivered pursuant to this First Supplemental Indenture may be executed, attested and transmitted by any of the foregoing electronic means and formats, (b) all references in Section 2.3 of the Base Indenture, Section 5.2 of this First Supplemental Indenture or elsewhere in the Indenture to the execution, attestation or authentication of any Note, any Guarantee endorsed on any Note, or any certificate of authentication appearing on or attached to any Note by means of a manual or facsimile signature shall be deemed to include signatures that are made or transmitted by any of the foregoing electronic means or formats, and (c) any requirement in this Indenture that any signature be made under a corporate seal (or facsimile thereof) shall not be applicable to the Notes or any Note Guarantees. Each of the Company and the General Partner agrees to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

This First Supplemental Indenture shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the Uniform Commercial Code/UCC (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.

Section 10.5       Successors.

All agreements of the Company and the Guarantor in this First Supplemental Indenture and the Notes shall bind their respective successors and assigns. All agreements of the Trustee in this First Supplemental Indenture shall bind its successor.

Section 10.6       Severability.

In case any provision in this First Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 10.7       Table of Contents, Headings, Etc.

The Table of Contents and headings of the Articles and Sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 10.8       Ratifications.

The Base Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed. The Indenture shall be read, taken and construed as one and the same instrument. The Trustee accepts the trusts created by the Indenture, and agrees to perform the same upon the terms and conditions of the Indenture.

Section 10.9       Effectiveness.

The provisions of this First Supplemental Indenture shall become effective as of the date hereof.

Section 10.10   The Trustee.

The Trustee accepts the trusts created by the Indenture, and agrees to perform the same upon the terms and conditions of the Indenture. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or the due execution thereof by the Company. The recitals contained herein shall be taken as the statements solely of the Company, and the Trustee assumes no responsibility for the correctness thereof. If and when the Trustee shall be or become a creditor of the Company (or any other obligor upon the Notes), excluding any creditor relationship listed in TIA Section 311(b), the Trustee shall be subject to the provisions of the TIA regarding the collection of the claims against the Company (or any such other obligor). If the Trustee has or shall acquire a conflicting interest within the meaning of the TIA, the Trustee shall either eliminate such interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the TIA and the Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first written above.

ESSEX PORTFOLIO, L.P.

By: Essex Property Trust, Inc.
Its Sole General Partner

By:	/s/ Barbara Pak
Name: Barbara Pak
Its: Executive Vice President, Chief Financial Officer

ESSEX PROPERTY TRUST, INC.,
as Guarantor

By:	/s/ Barbara Pak
Name: Barbara Pak
Its: Executive Vice President, Chief Financial Officer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ David Jason
Name: David Jason
Its: Vice President

EXHIBIT A

ESSEX PORTFOLIO, L.P.

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE FIRST SUPPLEMENTAL INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 3.2 OF THE FIRST SUPPLEMENTAL INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 3.2(a) OF THE FIRST SUPPLEMENTAL INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE BASE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF ESSEX PORTFOLIO, L.P. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

ESSEX PORTFOLIO, L.P.

5.500% Senior Notes due 2034

Certificate No. [  ]

CUSIP No.: 29717P BA4

ISIN: US29717PBA49

$[  ]

Essex Portfolio, L.P., a California limited partnership (herein called the “Company,” which term includes any successor corporation under the Indenture referred to on the reverse hereof), for value received hereby promises to pay to Cede & Co., or its registered assigns, the principal sum of [ ] MILLION DOLLARS ($[ ])[, or such other amount as is set forth in the Schedule of Exchanges of Interests in the Global Note on the other side of this Note,] on April 1, 2034 at the office or agency of the Company maintained for that purpose in accordance with the terms of the Indenture, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest semi-annually in arrears on April 1 and October 1 of each year, commencing on October 1, 2024, to the Holder in whose name the Note is registered in the security register on the preceding March 15 or September 15, whether or not a Business Day, as the case may be, in accordance with the terms of the Indenture. Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. The Company shall pay interest on any Notes in certificated form by check mailed to the address of the Holder entitled thereto; provided, however, that a Holder of any Notes in certificated form in the aggregate principal amount of more than $2,000,000 may specify by written notice to the Company that it pay interest by wire transfer of immediately available funds to the account specified by the Holder in such notice, or on any Global Notes by wire transfer of immediately available funds to the account of the Depositary or its nominee.

The Company promises to pay interest on overdue principal, premium, if any, and (to the extent that payment of such interest is enforceable under such applicable law) interest at the rate per annum borne by the Notes.

Reference is made to the further provisions of this Note set forth on the reverse hereof and the Indenture governing this Note. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed manually by the Trustee or a duly authorized authenticating agent under the Indenture.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.

Dated: [ ], 20[ ]

ESSEX PORTFOLIO, L.P.
By:	Essex Property Trust, Inc.,
Its Sole General Partner

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes described in the within-named Indenture.

Dated: [ ], 20[ ]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

[FORM OF REVERSE SIDE OF NOTE]

ESSEX PORTFOLIO, L.P.

5.500% Senior Notes due 2034

This Note is one of a duly authorized issue of Securities of the Company, designated as its 5.500% Senior Notes due 2034 (herein called the “Notes”), issued under and pursuant to an Indenture dated as of March 14, 2024 (herein called the “Base Indenture”), among the Company, the Guarantor and U.S. Bank Trust Company, National Association, as trustee (herein called the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of March 14, 2024 (herein called the “First Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company, the Guarantor and the Holders of the Notes. Capitalized terms used but not otherwise defined in this Note shall have the respective meanings ascribed thereto in the Indenture.

If an Event of Default (other than an Event of Default specified in Sections 7.1(e), 7.1(f) and 7.1(g) of the First Supplemental Indenture with respect to the Company) occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all Notes may be declared to be due and payable by either the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, and, upon said declaration the same shall be immediately due and payable. If an Event of Default specified in Sections 7.1(e), 7.1(f) and 7.1(g) of the First Supplemental Indenture occurs, the principal of and premium, if any, and interest accrued and unpaid on all the Notes shall be immediately and automatically due and payable without necessity of further action.

The Indenture contains provisions permitting the Company, the Guarantor and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the Holders of the Notes, subject to exceptions set forth in Section 8.2 of the First Supplemental Indenture. Subject to the provisions of the Indenture, the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding may, on behalf of the Holders of all of the Notes, waive any past default or Event of Default, subject to exceptions set forth in the Indenture.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall impair, as among the Company and the Holder of the Notes, the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on this Note at the place, at the respective times, at the rate and in the coin or currency prescribed herein and in the Indenture.

Interest on the Notes shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

The Notes are issuable in fully registered form, without coupons, in minimum denominations of $2,000 principal amount and any multiple of $1,000. At the office or agency of the Company referred to on the face hereof, and in the manner and subject to the limitations provided in the Indenture, without payment of any service charge but with payment of a sum sufficient to cover any tax, assessment or other governmental charge that may be imposed in connection with any registration or exchange of Notes, Notes may be exchanged for a like aggregate principal amount of Notes of any other authorized denominations.

The Company shall have the right to redeem the Notes under certain circumstances as set forth in Section 4.1, Section 4.2 and Section 4.3 of the First Supplemental Indenture.

The Notes are not subject to redemption through the operation of any sinking fund.

The obligations of the Guarantor to the Holders of the Notes and to the Trustee pursuant to the Note Guarantee and the Indenture are expressly set forth in Article V of the First Supplemental Indenture and reference is hereby made to such Indenture for the precise terms of the Note Guarantee.

Except as expressly provided in Article V of the First Supplemental Indenture, no recourse for the payment of the principal of (including the Redemption Price (as defined in Section 4.1 of the First Supplemental Indenture) upon redemption pursuant to Article IV of the First Supplemental Indenture) or any premium, if any, or interest on this Note, or for any claim based hereon or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture or in any Note, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, partner, member, manager, employee, agent, officer, director or subsidiary, as such, past, present or future, of the Guarantor, the Company or any of the Company’s Subsidiaries or of any successor thereto, either directly or through the Guarantor, the Company or any of the Company’s subsidiaries or of any successor thereto, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as consideration for, the execution of the Indenture and the issue of this Note.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                                                                                       to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE *

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in principal amount at maturity of this Global Note	Amount of increase in principal amount at maturity of this Global Note	Principal amount at maturity of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

*	Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.